COMPENSATION LETTER

This Compensation Agreement made this 31st day of March 2022 between Mexus Gold US a Nevada Corporation at 1805 N Carson St # 150 Carson City, Nevada 89704 hereinafter referred to as the COMPANY, and Paul Thompson Sr, hereinafter referred to as PRESIDENT.

The President will be compensated as follows:

A.The President will receive $15,000 US Dollars per month. He will have the option to elect to take payment in Mexus Gold US Stock, or cash payment, or at his option, defer the monthly payment in stock or monies until a later date.

B.Each quarter period, coinciding with Mexus Gold US quarterly SEC Filing and Commencing the quarter period ended June 30th, 2021 the president will receive two million (2,000,000) shares of Mexus Gold US common stock. The President, at his option, can elect to receive shares of common stock immediately or defer receipt of common stock to a later date.

C.Mexus Gold US will reimburse the President for reasonable business expenses incurred on behalf of the Company.